SCHEDULE 14A INFORMATION

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ADVANCED DIGITAL INFORMATION CORPORATION

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Advanced Digital Information Corporation

P.O. Box 97057

11431 Willows Road N.E.

Redmond, Washington 98073-9757

Notice of Annual Meeting of Shareholders

To Be Held March 10, 2005

DEAR SHAREHOLDERS:

The annual meeting of shareholders of Advanced Digital Information Corporation, a Washington corporation (“ADIC” or the “Company”), will be held on Thursday, March 10, 2005, beginning at 10:00 a.m. local time, at The Silver Cloud Inn, 2122 152nd Avenue NE, Redmond, Washington, for the following purposes:

1.	To elect two directors to hold office for three-year terms;

2.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Only holders of record of shares of ADIC common stock at the close of business on January 12, 2005, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and adjournments or postponements thereof. Shareholders are cordially invited to attend the annual meeting in person.

By Order of the Board of Directors

Katherine A. Ludwig

Corporate Secretary and Associate Counsel

Redmond, Washington

February 2, 2005

Please complete, date, sign and mail promptly the enclosed proxy in the return envelope, whether or not you plan to attend the annual meeting.

Advanced Digital Information Corporation

P.O. Box 97057

11431 Willows Road N.E.

Redmond, Washington 98073-9757

Proxy Statement

This Proxy Statement, which was first mailed to shareholders of Advanced Digital Information Corporation (“ADIC” or the “Company”) on or about February 2, 2005, is furnished to shareholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors for the annual meeting of shareholders to be held on Thursday, March 10, 2005, beginning at 10:00 a.m. local time, at The Silver Cloud Inn, 2122 NE 152nd Avenue, Redmond, Washington, and any adjournments or postponements thereof.

If the enclosed form of proxy is properly executed and returned, it will be voted in accordance with the instructions given, unless revoked. A proxy may be revoked in writing at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the annual meeting and voting in person. Shareholders are entitled to one vote for each share of common stock held of record at the close of business on January 12, 2005, the record date for the annual meeting. On that date, there were 63,788,685 shares of common stock outstanding, the only class of securities of the Company entitled to vote at the annual meeting. Holders of a majority of those shares, present in person or represented by proxy, will constitute a quorum.

The two nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the annual meeting will be elected directors. Holders of common stock are not entitled to cumulate votes in the election of directors. Abstention from voting on the election of the directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. Because brokers and other nominees who hold shares for the accounts of their clients generally have discretionary authority under current NASDAQ rules and applicable law to vote such shares with respect to the election of directors in the absence of voting instructions from their clients, there can be no “broker nonvotes” on this matter.

The cost of soliciting proxies will be borne by the Company. Proxies will be solicited by certain of the Company’s directors, officers and regular employees (“Team Members”), without additional compensation, personally or by telephone, email or fax. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year by the shareholders. At the annual meeting, two directors will be elected to serve for terms of three years expiring on the date of the annual meeting of shareholders in 2008. The nominees, Mr. John W. Stanton and Mr. Peter H. van Oppen, currently serve as directors of the Company. If elected, each nominee will continue in office until his successor has been elected or until his resignation or removal in the manner provided by the Restated Bylaws of the Company. The names of directors whose terms will continue after the annual meeting are also listed below. No family relationship exists among any of the Company’s directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer.

Unless otherwise instructed, the persons named in the accompanying proxy intend to vote shares represented by properly executed proxies for the nominees named below. If the nominees become unavailable to serve, the persons named in the accompanying proxy may vote for or against a substitute nominee in accordance with their judgment.

Nominees to Serve Until 2008

JOHN W. STANTON.    Mr. Stanton, 49, has served as a director of ADIC since 1989, which includes the period during which ADIC was owned by Interpoint Corporation from 1994 to 1996. He also served as a director of Interpoint from 1988 until its acquisition by Crane Co. in October 1996. Mr. Stanton has served as Chief Executive Officer of Western Wireless Corporation and its predecessor companies since 1992. In January 2005, Western Wireless announced that it had agreed to be acquired by ALLTEL Corporation in a transaction expected to close mid-year. Mr. Stanton currently serves as a director of Columbia Sportswear and Hutchison Telecommunications International LTD., both of which are publicly traded, and as a Trustee of Whitman College. He holds a B.A. in political science from Whitman College and an M.B.A. from Harvard Business School.

PETER H. VAN OPPEN.    Mr. van Oppen, 52, has served as a director of ADIC since 1984. He has served as Chair of the Board and Chief Executive Officer since 1994, overseeing ADIC’s transition to an independent, publicly traded company in 1996. From 1985 to 1996, he served in various positions including Chairman of the Board, President and Chief Executive Officer of Interpoint Corporation, which owned ADIC from 1994 to 1996. Interpoint Corporation was acquired by Crane Co. in October 1996. Prior to 1985, Mr. van Oppen served as a managing consultant at Price Waterhouse LLP and Bain & Company. He currently serves as a director of Western Wireless Corporation, which is publicly traded, and as a director of The Basketball Club of Seattle, LLC, a private entity. He is also a Trustee of Whitman College, and a member of the American Institute of Certified Public Accountants on inactive status. Mr. van Oppen holds a B.A. in political science from Whitman College and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

The Board of Directors recommends that shareholders vote FOR the nominees listed above.

Continuing Directors

TOM A. ALBERG.    Mr. Alberg, 64, has served as a director of the Company since 1998. His current term as a director expires in 2007. He has been a principal of Madrona Investment Group LLC, a private venture investment firm, since January 1996. Prior to joining Madrona, Mr. Alberg was the President, Chief Operating Officer and a director of LIN Broadcasting Corporation, a cellular telephone company, from 1991 to 1995, and an Executive Vice President of AT&T Wireless Services, formerly McCaw Cellular Communications, Inc. from 1990 to 1995. Prior to 1990, Mr. Alberg was Chairman of the Executive Committee and a partner in the law firm of Perkins Coie LLP. Mr. Alberg currently serves as a director of Amazon.com, Inc., and several private companies. He holds an A.B. from Harvard University and a J.D. from Columbia Law School.

CHRISTOPHER T. BAYLEY.    Mr. Bayley, 66, has served as a director of ADIC since 1996. His current term as a director expires in 2006. From 1987 to 1996, Mr. Bayley served as a director of Interpoint Corporation, which owned ADIC from 1994 to 1996. He has served as Chairman of Dylan Bay Companies since 1995 and was Chairman of New Pacific Partners, a Seattle and Hong Kong-based investment bank from 1992 to 1995. Mr. Bayley served as President and Chief Executive Officer of Glacier Park Company, a real estate development firm, from 1985 to 1992, and was Senior Vice President, Corporate Affairs, of Burlington Resources Inc., its holding company, from 1989 to 1992. Mr. Bayley is a director of The Commerce Bank of Washington and Hyperion Innovations. He chairs the boards of Stewardship Partners, and Classic KING-FM and is a board member of the E. B. Dunn Historic Garden Trust, Scenic America, Discovery Institute, and the Sabre Foundation. He holds an A.B. in history from Harvard University and a J.D. from Harvard Law School.

FRANK M. (“PETE”) HIGGINS.    Mr. Higgins, 47, has served as a director of ADIC since December 2002. His current term as a director expires in 2006. Since March 2000, Mr. Higgins has been a partner at Second Avenue Partners, a Seattle-based venture capital firm of which he is a co-founder. In 1999, Mr. Higgins ended his 16-year career with Microsoft Corporation most recently as Group Vice President of the Interactive Media Group with responsibility for Microsoft’s online and consumer software businesses. Mr. Higgins is a director of HouseValues, Inc., a publicly traded company, and several private companies, including Bocada, Inc., and Insitu Group. He is an executive advisor for the private equity firm Hellman Friedman, and is a strategic director of the venture capital group, Madrona Investments, LLC. Mr. Higgins also serves on the Board of Trustees for Stanford University and Long Live the Kings. Mr. Higgins holds an MBA and an undergraduate degree in economics and history from Stanford University.

WALTER F. WALKER.    Mr. Walker, 50, has served as a director of ADIC since 1996 and served as a director of Interpoint from 1995 to 1996, which owned ADIC from 1994 to 1996. His current term as a director expires in 2007. Mr. Walker has served as President, CEO and director of The Basketball Club of Seattle, LLC, a private entity, since 2001. From 1994 to 2001, he served as President of the Seattle Sonics, a subsidiary of Ackerley Communications, Inc. He served as President of Walker Capital, a money management firm, during 1994, and as Vice President of Goldman Sachs & Co., an investment banking firm, from 1987 to 1994. Mr. Walker serves as a director of LaserCard Corporation and as a National Trustee of the Boys and Girls Clubs of America. Mr. Walker is a member of the Institute of Chartered Financial Analysts. He holds a B.A. in psychology from the University of Virginia and an M.B.A. from Stanford University.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

There currently are six members of the Company’s Board of Directors. With the exception of Mr. van Oppen, who serves as the Company’s Chief Executive Officer, all of the current directors are “independent” as defined by NASDAQ. The independent directors regularly have the opportunity to meet without Mr. van Oppen in attendance under the direction of the Lead Independent Director, Mr. Bayley. During the last fiscal year, there were six meetings of the Board of Directors, and all directors attended at least 75% of all board meetings and meetings of committees of which they were members. The Company does not have a specific policy regarding attendance at the annual shareholder meeting; however, all directors are encouraged to attend if available, and the Company tries to ensure that at least one independent director is present at the annual meeting and available to answer any shareholder questions. Mr. van Oppen and the Lead Independent Director, Mr. Bayley, were present at last year’s annual meeting of shareholders.

The Board of Directors has an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. The current charters of each of these committees, as well as of the Charter of the Lead Independent Director, are available on the Company’s Internet site, www.adic.com/corporategovernance. Also posted on that site is a description of the process for shareholders to send communications to the Board.

Audit Committee

The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of its financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight or the Company’s independent auditor. A copy of the charter of the Audit Committee, which specifies the other responsibilities and powers of the committee, is attached as Appendix A to the Company’s Proxy Statement filed in connection with last year’s annual meeting of shareholders.

During the past fiscal year, the Audit Committee was composed of Messrs. Walker, Stanton and Higgins, each of whom was reappointed to serve on the committee for 2005. All of the members of the Audit Committee are independent in accordance with applicable rules promulgated by the Securities and Exchange Commission (the “SEC”) and NASDAQ listing standards. Each current member is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Board of Directors has determined that Mr. Walker and Mr. Stanton are both “audit committee financial experts” as defined in Section 401(h) of Regulation S-K promulgated by the SEC under the Exchange Act. During the last fiscal year, the committee met seven times.

Compensation Committee

The purpose of the Compensation Committee is to determine the salary and bonus to be paid to the Company’s Chief Executive Officer and to review the salaries and bonuses for the Company’s other executive officers. The committee also administers the Company’s stock option plans and meets either independently or in conjunction with the Company’s full Board of Directors to grant options to eligible individuals in accordance with the terms of the plans. During the past fiscal year, the Compensation Committee was composed of Messrs. Alberg, Bayley and Higgins. Each of the committee members is independent in accordance with applicable NASDAQ listing standards and will continue to serve on the committee in 2005. During the last fiscal year, the committee met four times.

Lead Independent Director

The Lead Independent Director assists the Chair and the remainder of the Board in assuring effective corporate governance. The Lead Independent Director’s responsibilities also include assisting the Chair in reviewing the functions of board committees, recommending the creation or discontinuance of committees, considering questions of potential conflicts of interest, acting as a resource on governance matters and acting as the spokesperson for the Company in the event of the absence or incapacity of the Chair. Mr. Bayley served as Lead Independent Director during fiscal 2004 and will continue to serve in this role during fiscal 2005.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to identify and recommend individuals to be presented to the Company’s shareholders for election or re-election. The Committee is also responsible for oversight of the Company’s corporate governance affairs and policies. During the past fiscal year the Nominating and Corporate Governance Committee was composed of Messrs. Alberg, Bayley, Higgins, Stanton and Walker, all of whom are independent in accordance with applicable NASDAQ listing standards and all of whom will continue to serve on the committee in 2005. During the last fiscal year, the committee met one time.

Director Nominations and Qualifications

The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors recommended by shareholders with respect to elections to be held at the annual meeting of shareholders. In accordance with the Company’s Restated Bylaws, to nominate a director for election to the Board of Directors at an annual meeting of shareholders, a shareholder must deliver written notice of such nomination to the Secretary of the Company not fewer than 60 days nor more than 90 days prior to the date of the annual meeting (or if less than 60 days’ notice or prior public disclosure of the date of such annual meeting is given or made to the shareholders, not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made). The notice of a shareholder’s intention to nominate a director must include:

•	information regarding the shareholder making the nomination, including name, address, and number of shares of ADIC that are beneficially owned by the shareholder;

•	a representation that the shareholder is entitled to vote at the meeting at which directors will be elected, and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules if the person had been nominated for election by the Board of Directors;

•	a description of any arrangements or understandings between the shareholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director if elected.

The Chair of the Board, other directors and executive officers also may recommend director nominees to the Nominating and Corporate Governance Committee. The committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. These criteria include the candidate’s experience, skills and personal accomplishments, as well as other factors that are listed as an appendix to the Nominating and Corporate Governance Committee charter, which is posted on the Company’s Internet site, www.adic.com/corporategovernance. In the past, the committee has not retained any third party to assist it in identifying candidates.

COMPENSATION OF DIRECTORS

Nonemployee directors are paid an annual retainer of $15,000 in quarterly installments. In addition to this amount, the Chair of the Company’s Audit Committee and the Lead Independent Director are paid an additional annual retainer of $2,500, also in quarterly installments. The employee director is not paid any fees for serving as a member of the Board of Directors or any committee.

Pursuant to a program administered under ADIC’s 1999 Stock Incentive Compensation Plan (the “Program”), each director who is not an employee of the Company (an “Eligible Director”) will automatically receive a nonqualified stock option to purchase 24,000 shares of common stock upon his or her initial election or appointment. Such options vest in four equal annual installments of 6,000 shares beginning one year after the date of grant. The Program also provides for an automatic annual grant of options to purchase 6,000 shares of common stock to each Eligible Director on the date of each annual meeting of shareholders. Such options granted to Eligible Directors vest on the date of the next annual meeting of shareholders. All options granted under the Program on the date of 2004 annual meeting of shareholders and thereafter will expire ten years after the grant date. The 1999 Stock Incentive Plan is administered by the Compensation Committee of the Company’s Board of Directors.

CODE OF CONDUCT AND CODE OF ETHICS

The Company has adopted a Code of Conduct and Code of Ethics (the “Code”) that applies to all of its Team Members, including the Company’s Chief Executive Officer and Chief Financial Officer. The Code is posted on the Company’s Internet site, www.adic.com/corporategovernance. The Company intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code with respect to the Company’s Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on its Internet site.

EXECUTIVE OFFICERS

The following are the Company’s executive officers who will serve in the capacities noted until their successors are appointed or until resignation or removal:

Name	Age	Position
Peter H. van Oppen	52	Chair of the Board and Chief Executive Officer
Jon W. Gacek	43	Chief Financial Officer and Executive Vice President, Finance and Operations
Charles H. Stonecipher	43	Executive Vice President, Product Development and Strategy
William C. Britts	46	Executive Vice President, Worldwide Sales and Marketing
Lisa A. Clarke	35	Senior Vice President, Global Services, and Vice President, Human Resources

Each executive officer of the Company is appointed annually by the Board of Directors. For a biographical summary of Mr. van Oppen see, “Nominees to Serve Until 2008.”

Jon W. Gacek.    Mr. Gacek has served as Chief Financial Officer since he joined the Company as Senior Vice President in November 1999. He has served as Executive Vice President, Finance since April 2004 and as Executive Vice President, Operations since September 2004. Prior to joining the Company, he was an audit partner at PricewaterhouseCoopers LLP and led that firm’s Seattle office Technology Practice. He joined Price Waterhouse in 1985 and was admitted as a partner in 1996. While at PricewaterhouseCoopers LLP, Mr. Gacek assisted several private equity investment firms, with a number of mergers, acquisitions, leveraged buyouts and other transactions. He has additional experience in early-stage venture-backed companies. Mr. Gacek is a director of Loud Technologies, Inc. and HouseValues, Inc., both of which are publicly traded. He holds a B.A. in Accounting from Western Washington University.

Charles H. Stonecipher.    Mr. Stonecipher has served as Executive Vice President, Product Development and Strategy since April 2004. Prior to that time, he served as the Company’s President and Chief Operating Officer since 1997 and as Senior Vice President and Chief Operating Officer from 1995 to 1997. Mr. Stonecipher also served as Vice President, Finance and Administration and Chief Financial Officer of Interpoint Corporation, which owned the Company from 1994 to 1996. Prior to joining Interpoint, Mr. Stonecipher served as a Manager at Bain & Company in San Francisco from 1989 to 1994. He is a director of Key Technologies, Inc, a public company. He holds B.S. and M.S. degrees in mechanical engineering from Stanford University, where he graduated Phi Beta Kappa, and an M.B.A. from Harvard Business School.

William C. Britts.    Mr. Britts has served as Executive Vice President, Worldwide Sales and Marketing of the Company since 1998, as Vice President, Sales and Marketing from 1995 to 1997 and as Director of Marketing in 1994. For seven years prior to joining the Company, Mr. Britts served in a number of marketing and sales positions with Raychem Corporation and its subsidiary, Elo TouchSystems. He holds B.S. and M.S. degrees in mechanical engineering from Virginia Polytechnic Institute and an M.B.A. from Harvard Business School.

Lisa A. Clarke.    Ms. Clarke has served as Senior Vice President, Global Services since September 2004 and as Vice President, Human Resources since April 2004. She served as Vice President, Global Services from 2002 to 2004, as Executive Director of ADIC EMEA from 2000 to 2001, as Executive Director of Sales Operations from 1998 to 2000, and as Director of Channel Development from 1997 to 1998. Prior to joining the Company, Ms. Clarke held various finance and operations leadership roles at Interpoint Corporation, which owned the Company from 1994 to 1996. Her board memberships include a nationally-based non-profit organization and a Seattle area executive business consortium. Ms. Clarke attended the University of Washington and completed both a B.A. in business administration and an M.B.A from Kent State University, where she graduated summa cum laude.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company’s Chief Executive Officer (the “CEO”) and the four other most highly compensated executive officers of the Company (together with the CEO, the “named executive officers”) during the fiscal years ended October 31, 2004, 2003 and 2002.

Summary Compensation Table

Name and Principal Position	Annual Compensation				Long Term Compensation Awards	All Other Compensation (2)($)
	Year	Salary ($)	Bonus (1)($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Peter H. van Oppen Chair and Chief Executive Officer	2004 2003 2002	340,000 340,000 340,000	— 240,000 —	— — —	60,000 40,000 100,000	7,042 6,552 6,052

Jon W. Gacek Chief Financial Officer and Executive Vice President, Finance and Operations	2004 2003 2002	248,846 233,077 213,029	— 130,000 —	— — —	40,000 40,000 80,000	6,900 6,602 5,996

Charles H. Stonecipher Executive Vice President Product Development and Strategy	2004 2003 2002	278,125 292,500 288,030	— 185,000 —	— — —	40,000 30,000 80,000	6,370 6,552 6,052

William C. Britts (3) Executive Vice President, Worldwide Sales and Marketing	2004 2003 2002	257,863 257,500 253,029	— 162,225 —	122,888 94,586 —	40,000 30,000 80,000	7,032 2,952 2,752

Lisa A. Clarke Senior Vice President, Global Services	2004 2003 2002	176,731 164,039 154,039	— 65,000 —	— — —	30,000 15,000 40,000	5,004 4,673 2,697

(1)	Consists of ADIC Bonus Plan awards.

(2)	For fiscal year 2004, consists of matching contributions to ADIC’s 401(k) plan of $6,500 for Mr. van Oppen, $6,358 for Mr. Gacek, $5,828 for Mr. Stonecipher, $6,490 for Mr. Britts and $4,517 for Ms. Clarke. Also includes amounts paid for term life insurance of $542 each for Messrs. van Oppen, Gacek, Stonecipher and Britts and $487 for Ms. Clarke.

(3)	Other annual compensation for Mr. Britts relates to living and moving expenses incurred in connection with his temporary assignment to Europe, and consists of, for fiscal 2004 and fiscal 2003, respectively, $89,346 and $57,829 for rent and related housing and moving expenses, $23,864 and $25,800 for cost of living adjustment, and $9,678 and $10,957 for an automobile lease and related expenses.

Option Grants In Last Fiscal Year

The following table sets forth certain information regarding options granted during the fiscal year ended October 31, 2004 to the named executive officers under the Company’s stock option plans.

Individual Grants
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Team Members in Fiscal Year (3)		Exercise Price Per Share ($)	Expiration Date	Grant Date	Potential Realizable Value at Assumed Annual Rates of Stock Price appreciation for Option Term (4)
								5% ($)	10% ($)
Peter H. van Oppen	30,000 30,000	(1) (2)	2.8 2.8	% %	$9.07 9.98	8/13/2014 12/31/2005	8/13/2004 8/13/2004	$171,122 —	$433,657 11,390

Jon W. Gacek	20,000 20,000	(1) (2)	1.8 1.8	% %	9.07 9.98	8/13/2014 12/31/2005	8/13/2004 8/13/2004	114,081 —	289,105 7,594

Charles H. Stonecipher	20,000 20,000	(1) (2)	1.8 1.8	% %	9.07 9.98	8/13/2014 12/31/2005	8/13/2004 8/13/2004	114,081 —	289,105 7,594

William C. Britts	20,000 20,000	(1) (2)	1.8 1.8	% %	9.07 9.98	8/13/2014 12/31/2005	8/13/2004 8/13/2004	114,081 —	289,105 7,594

Lisa A. Clarke	15,000 15,000	(1) (2)	1.4 1.4	% %	9.07 9.98	8/13/2014 12/31/2005	8/13/2004 8/13/2004	85,561 —	216,829 5,695

(1)	These options vest in four equal annual installments beginning one year after the date of grant. The per share exercise price represents the fair market value of the common stock on the date of grant. The options expire ten years from the grant date.

(2)	These options vest in full on October 31, 2005; provided, however, that the options accelerate in vesting and become 100% exercisable if certain Company performance targets are met prior to October 31, 2005. The per share exercise price represents 110% of the fair market value of the common stock on the date of grant The options expire on December 31, 2005. At an assumed 5% annual rate of stock price appreciation, the options would be out-of-the-money during the option term.

(3)	Based on options to purchase a total of 1,086,000 shares of Common Stock granted to Team Members during the fiscal year ended October 31, 2004.

(4)	The potential realizable value represents amounts, net of exercise price before taxes, which may be realized upon exercise of the option immediately prior to the expiration of the term, assuming stock price appreciation of 5% and 10% over the option term. The 5% and 10% values are calculated based on rules promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth. The actual value, if any, that the named executive officer or any other individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

Aggregated Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

The following table sets forth certain information regarding options exercised during fiscal year ended October 31, 2004, and options held as of October 31, 2004, by each of the named executive officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at October 31, 2004 (#)		Value of Unexercised In-the-Money Options at October 31, 2004 ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter H. van Oppen	—	—	532,500	177,500	$105,625	$105,625
Jon W. Gacek	—	—	382,300	122,500	49,663	106,738
Charles H. Stonecipher	—	—	377,250	133,750	84,500	84,500
William C. Britts	—	—	211,500	187,500	84,500	84,500
Lisa A. Clarke	—	—	50,438	70,000	17,231	34,463

(1)	Value realized is determined by subtracting the exercise price from the fair market value on the date the options were exercised and multiplying the resulting number by the number of underlying shares of common stock.

(2)	Value is calculated based on the difference between the option exercise price and the fair market value of the common stock as of October 31, 2004.

REPORT OF THE COMPENSATION COMMITTEE

ON ANNUAL COMPENSATION

The Compensation Committee of the Board of Directors annually establishes and reviews the compensation levels for the Company’s executive officers. The committee reviews and approves all executive compensation elements, including base salary, bonus, stock option grants and other benefits provided to the Company’s executive officers. The committee is comprised of Board members who are not employees of the Company and who are all independent directors, in accordance with applicable NASDAQ listing standards.

Executive Compensation Policy

The basis of the committee policies for executive officer compensation consists of four key elements: (a) attracting, motivating and retaining key executives critical to the Company’s success, (b) aligning the interests of the executives with the interests of the shareholders, (c) reflecting ADIC’s performance, and (d) promoting excellent performance and attainment of corporate and personal goals by rewarding executives for their individual performance. The executive compensation package is designed to provide incentives for both short and long-term performance through base salary, bonuses based on Company performance and attainment of goals, and stock option grants.

Executive Compensation

Base Salary.    In evaluating and setting salaries, the committee relies upon periodic surveys that provide data by industry and size of company, as well as knowledge of local pay practices as reported in financial periodicals or through information otherwise accessible to the committee. In evaluating salaries for executive officers, the committee also considers a review of individual performance and a general review of the Company’s financial and stock price performance. The base salary for executive officers is reviewed annually, typically in August. Adjustments in the base salary of executive officers may also be considered at other times during the year if warranted by changing responsibilities or other factors. In light of an equalization of responsibilities among the three executive vice presidents, the committee approved an equalization of their base salaries to the level constituting a slight, less than one percent increase to the mid-range salary among the three executives. Ms. Clarke’s base salary was increased due to an increase in her responsibilities.

Bonuses.    The ADIC Bonus Plan (the “Bonus Plan”) is a noncontributory plan that covers all Team Members except certain personnel based outside the United States and commissioned sales staff. Bonus payments under the Bonus Plan are based upon achievement of corporate performance goals established at the beginning of the fiscal year, which are primarily tied to operating profit, sales growth and profitability during the year, and which are established in the context of the Company’s strategic plan for the year. The Bonus Plan payment targets are also set at the beginning of the year as a percentage of base compensation, depending on the Team Member’s level of responsibility with target levels beginning at a level of 8% of base salary. For fiscal 2004, the maximum targeted Bonus Plan payout percentages ranged from 50% to 80% for the executive officers. For fiscal 2005, the committee set the company performance threshold at a higher level for the officers than for other Team Members as condition to Bonus Plan payout. For fiscal year 2005, the Committee set the Bonus Plan percentage payment targets at 60% of base compensation for the executive vice presidents and 35% of base salary for Ms. Clarke.

Bonus payments under the Bonus Plan are typically paid in a single, annual payment following the end of the fiscal year and an assessment of whether the corporate performance goals have been met. Bonus payments may also be adjusted, especially at the officer level, based on individual performance and other subjective factors. For fiscal year 2004, the threshold levels for payouts to the CEO and senior managers were not met under the Bonus Plan, and therefore, no bonus payouts were made to those individuals. More detailed information regarding Bonus Plan payments to the named executive officers are presented above in the table captioned “Summary Compensation Table” under the heading “Bonus.”

Stock Option Grants.    The Company provides its executive officers with long-term incentives under the 1999 Stock Incentive Plan and predecessor stock option plans. The stock option plans are a tool used to provide incentives that will attract and retain key executives and employees, thereby maximizing shareholder value. The committee relies upon surveys and general familiarity with the proportion of shares available for stock options in similar technology-based companies to determine appropriate grant levels. Typically annual grants to executive officers are made in August of each year, concurrent with the normal annual performance review and any adjustments to base salary as described above. In August 2004, as a further incentive to maximize shareholder value and achieve short-term financial goals of the Company, the Committee also awarded a stock option grant to each of the executive and senior officers, with short-term performance-based vesting. The terms of these options are described above in the table captioned “Option Grants in Last Fiscal Year.”

Other Compensation.    In connection with a temporary assignment to our European offices in 2003 and 2004, Mr. Britts received other compensation for rent and related housing expenses, a cost of living adjustment, an automobile lease and relocation costs as detailed above in the table captioned “Summary Compensation Table”. Other than compensation for living expenses associated with international assignments, the Company does not provide perquisites to its officers. The Company’s health care and other insurance programs are the same for all eligible Team Members, including officers. There are no outstanding loans of any kind to any executive officer of the Company, and since 2002, federal law has prohibited any new Company loans to executive officers.

Chief Executive Officer Compensation

Compensation for Mr. van Oppen is determined by the Committee in the same manner as for other executive officers, as described above. The committee believes that Mr. van Oppen’s base salary is set at an amount that is somewhat below salaries paid to CEOs of comparable size companies in similar industries or located within the local geographical region. Based on the Company’s financial performance to date in the fiscal year, as well as current economic and job market conditions, the committee adopted Mr. van Oppen’s recommendation that his base salary not be increased in 2005. This marked the third year in a row that Mr. van Oppen’s base salary was not increased. The committee set Mr. van Oppen’s Bonus Plan target percentage payout at 80% in 2004 and 2005, based on Mr. van Oppen’s relative contribution to the achievement of the Company performance thresholds. In August 2004, the committee awarded Mr. van Oppen an option to purchase 30,000 shares of common stock as part of the annual grant and a second option to purchase 30,000 shares of common stock with short-term, performance-based vesting criteria. The terms of these options are described above in the table captioned “Option Grants in Last Fiscal Year.”

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deduction available to public companies for compensation paid to individual executive officers to $1 million in any taxable year, unless certain performance, disclosure and shareholder approval requirements are met. The Compensation Committee does not presently expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit for any individual executive. Stock options granted to our executive officers are designed to qualify for the performance-based exemption.

Compensation Committee

Christopher T. Bayley, Chairman

Tom A. Alberg

Frank M. (“Pete”) Higgins

PERFORMANCE GRAPH

The following graph compares the cumulative return among ADIC, the S&P 500 Index and the NASDAQ Computer Index. The graph assumes $100 invested in ADIC common stock, the Standard & Poor’s 500 Index and the NASDAQ Computer Index on October 31, 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company believes there were no late filings to be disclosed.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee are independent in accordance with applicable rules promulgated by the SEC and NASDAQ listing standards. Each member is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Board of Directors has determined that Mr. Walker and Mr. Stanton are “audit committee financial experts” as defined in Section 401(h) of Regulation S-K promulgated by the SEC under the Exchange Act. A copy of the Audit Committee’s current charter is posted on the Company’s Internet site, www.adic.com/corporategovernance. The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2004 with the management of the Company. Additionally, the Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm the independent accountants’ independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2004 filed with the SEC.

Audit Committee

Walter F. Walker, Chairman

Frank M. (“Pete”) Higgins

John W. Stanton

Fees Paid To PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2004 and 2003.

	2004	2003
Audit Fees	$401,292	$313,108
Audit-Related Fees	—	—
Tax Fees (1)	$180,284	$162,695
All Other Fees (2)	$23,800	$2,138

	$605,376	$477,941

(1)	The tax fees for 2004 and 2003 predominantly relate to the preparation of domestic and international tax returns and tax consulting.

(2)	All other fees in 2004 predominantly were for professional services related to strategic business planning and preparation of correspondence and a Registration Statement on Form S-8 filed with the SEC. The other fees in fiscal 2003 related to continuing professional education classes attended by the Company’s finance team and professional services rendered in connection with an insured accounts receivable balance of the Company’s entity in France.

All audit and non-audit fees were approved in advance by the Audit Committee. The Audit Committee has not adopted any additional pre-approval policies and procedures, but consistent with its charter, it may do so in the future. When it is efficient to do so, we use third parties other than the Company’s auditors to perform non-audit work, such as tax work, on behalf of the Company.

The Audit Committee has considered and concluded that the provision of the non-audit services in the table above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL

SHAREHOLDERS

The following table sets forth information as of January 12, 2005, unless otherwise noted below, with respect to the beneficial ownership of shares of common stock by (a) each person who is known by the Company to own beneficially 5% or more of the outstanding shares of common stock, (b) each director of the Company, (c) each of the Company’s current executive officers for whom compensation is reported in this Proxy Statement and (d) all directors and current executive officers of the Company as a group. Except as noted, the Company believes that the beneficial owners listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. Unless otherwise indicated, the address of each of the individuals below is: c/o Advanced Digital Information Corporation, P.O. Box 97057, 11431 Willows Road N.E., Redmond, Washington 98073-9757.

	Shares Beneficially Owned
Name	Number	Percent
Westfield Capital Management Co., LLC (1)	4,330,400	6.8
Tom A. Alberg (2)	233,375	*
Christopher T. Bayley (3)	122,700	*
Frank M. (“Pete”) Higgins (4)	24,000	*
John W. Stanton (5)	2,879,356	4.51
Walter F. Walker (6)	234,700	*
Peter H. van Oppen (7)	766,975	1.20
Jon W. Gacek (8)	145,257	*
Charles H. Stonecipher (9)	383,318	*
William C. Britts (10)	215,490	*
Lisa A. Clarke (11)	65,628	*
All directors and current executive officers as a group (10 persons) (12)	5,070,799	7.94

*	Represents holdings of less than 1%.

(1)	Based on information received by the Company on January 25, 2005 and information in the Form 13F Holdings Report filed with the SEC by Westfield Capital Management, LLC, One Financial Center, Boston, MA 02111-2960, for the period ended September 30, 2004.

(2)	Includes 32,700 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days. Includes 71,200 shares owned by Raven Trust, a charitable trust of which Mr. Alberg and his spouse are the sole trustees. Includes 12,000 shares held for the children of Mr. Alberg under the Uniform Transfer to Minors Act.

(3)	Includes 32,700 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days. Includes 4,000 shares owned by Mr. Bayley’s spouse.

(4)	Includes 24,000 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(5)	Includes 32,700 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days. Includes 75,000 shares owned by a family trust. Does not include 50,000 shares owned by Aven Foundation, a foundation controlled by Mr. Stanton and his spouse. Mr. Stanton and his spouse disclaim beneficial ownership over the shares held by Aven Foundation.

(6)	Includes 32,700 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(7)	Includes 332,500 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days. Includes 8,528 shares owned by Mr. van Oppen’s spouse. Does not include 5,600 shares that are held in trust for Mr. van Oppen’s children or 3,000 shares that are held in a trust (of which Mr. van Oppen serves as trustee) for the benefit of certain minor relatives of Mr. van Oppen, as to which he disclaims beneficial ownership.

(8)	Includes 144,800 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(9)	Includes 257,250 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(10)	Includes 131,500 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(11)	Includes 55,438 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(12)	Includes 1,076,288 shares subject to issuance upon exercise of options that are currently exercisable or will become exercisable within 60 days.

CERTAIN TRANSACTIONS

Change in Control Agreements

The Company has executed Change of Control Agreements with each of its officers. These agreements provide that upon a “change of control” (as defined in the agreements), the Company or its affiliated companies will continue to employ such officer, in accordance with the terms of the agreement, for a specified period (the “Employment Period”). The Employment Period is three years in the case of the Company’s Chief Executive Officer, Peter van Oppen, and its Executive Vice President, Product Development and Strategy, Charles Stonecipher, two years in the case of the Company’s Chief Financial Officer and Executive Vice President, Finance and Operations, Jon W. Gacek, its Executive Vice President, Worldwide Sales and Marketing, William C. Britts, and its Senior Vice President, Global Services, Lisa A. Clark and one year for the Company’s other officers. During the applicable Employment Period, such officer’s position and duties would remain commensurate to those prior to the change of control, and such officer would be employed at a location within 35 miles of where such officer was employed prior to the change of control. During the applicable Employment Period, each such officer will be entitled to receive an annual base salary at least equal to his or her annual salary for the fiscal year in which the change of control occurs plus an annual bonus equal to at least 75% of the highest annual bonus paid or payable to the officer in respect of the two fiscal years immediately preceding the fiscal year in which the change of control occurs. In addition, during the applicable Employment Period each such officer will be entitled to participate in insurance and employee benefit programs and to reimbursement for reasonable employment expenses, as generally available to other employees after the change of control.

If during the Employment Period the officer’s employment is terminated by the Company for any reason other than death, disability or “cause,” or by the officer for “good reason” (as such terms are defined in the agreements), such officer will be entitled to certain other benefits, including a lump-sum payment equal to all accrued or deferred compensation, plus severance pay equal to one, two or three times the sum of the officer’s annual base salary for the fiscal year in which the termination occurs and an amount equal to 75% of the highest annual bonus paid or payable to the officer for the three years preceding his or her termination. In addition, any officer so terminated will be entitled to immediate vesting and severance amounts otherwise payable under the change of control agreements and subject to reduction in the event that such payments constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. The Company unilaterally may terminate any of the change of control agreements at any time by giving notice to the officer. Such termination would be effective one year following the date of such notice and would be ineffective with respect to a change of control that occurred during such one-year period.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP served as the Company’s independent registered public accountants in fiscal 2004. In accordance with its Charter, the Audit Committee will select and retain the Company’s independent registered public accountants for 2005 at the Committee’s next meeting to be held after the date hereof. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement, if desired.

SHAREHOLDER PROPOSALS FOR FISCAL YEAR 2005 ANNUAL MEETING

In accordance with the Company’s Restated Bylaws, a shareholder proposing to transact business at the Company’s annual meeting of shareholders must provide notice of such proposal, in the manner required by the Company’s Restated Bylaws, not fewer than 60 nor more than 90 days prior to the date of the annual meeting (or, if the Company provides less than 60 days’ notice of such meeting, no later than 10 days after the date of the Company’s notice). Shareholder proposals to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its annual meeting of shareholders to be held in March 2006 must be received by the Company no later than October 6, 2005.

IMPORTANT NOTICE REGARDING DELIVERY OF DOCUMENTS TO SHAREHOLDERS

SHARING AN ADDRESS

As permitted by the SEC’s proxy rules, the Company will “household” the Company’s proxy statements and annual reports by delivering only one annual report or proxy statement to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders or unless otherwise required by state law. The Company will, upon written or oral request, deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the documents has been delivered. To request, in the future, a separate copy of the annual report and proxy statement, or to request a single copy of the annual report and proxy statement (if you are shareholders sharing an address but currently receiving multiple copies), you should notify the Company’s Transfer Agent at the following address and telephone number:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

1-800-937-5449

OTHER MATTERS

The Company is not aware, as of the date hereof, of any matters to be voted upon at the annual meeting other than as stated in the accompanying Notice of Annual Meeting of Shareholders. The accompanying Proxy gives discretionary authority to the persons named therein to vote the shares in their best judgment if any other matters are properly brought before the Annual Meeting.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company’s Annual Report to Shareholders for the 2004 fiscal year, which also includes the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (including financial statements), accompanies this Proxy Statement.

ADVANCED DIGITAL INFORMATION CORPORATION

11431 Willows Road N.E.

P.O. Box 97057

Redmond, WA 98073-9757

Proxy For Annual Meeting Of Shareholders March 10, 2005

This Proxy Is Solicited On Behalf Of

The Board Of Directors

The undersigned appoints Jon W. Gacek and Katherine A. Ludwig, and either of them, with full powers of substitution, attorneys and proxies to vote all shares of stock of the undersigned entitled to vote at the Annual Meeting of Shareholders of Advanced Digital Information Corporation (“ADIC”) to be held at The Silver Cloud Inn, 2122 152nd Avenue NE, Redmond, Washington, on Thursday, March 10, 2005 at 10:00 a.m. local time and any adjournment or postponements thereof with all the powers the undersigned would possess if personally present.

The proxy will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this proxy will be voted “FOR ALL” in item 1, and in accordance with the discretion of the proxies upon all other matters which may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors at present knows of no other matters to be brought before the meeting.

IMPORTANT — PLEASE DATE AND SIGN ON THE OTHER SIDE.

ADVANCED DIGITAL INFORMATION CORP. 11431 WILLOWS ROAD N.E. P.O. BOX 97057 REDMOND, WA 98073-9757

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Advanced Digital Information Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DATE AND MAIL IN ENCLOSED POSTAGE-PAID ENVELOPE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ADICRP	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCED DIGITAL INFORMATION CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR ALL” IN ITEM 1.		For All	Withhold All	For All Except	To withhold authority to vote for one of the two nominees, mark “For All Except” and write the nominee’s number on the line below.
1.	ELECTION OF DIRECTORS	☐	☐	☐

NOMINEES:
01) John W. Stanton
02) Peter H. van Oppen

PLEASE SIGN AS YOUR NAME APPEARS. Trustees, Guardians, Personal and other Representatives, please indicate full titles.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date